UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois	60093-2753
(Address of Principal executive offices)	(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 14, 2012 our Board of Directors approved $1.7 billion of one-time costs and $0.4 billion in capital expenditures to facilitate the tax-free spin-off of the North American grocery business to our shareholders announced August 4, 2011. The one-time costs include transaction and transition costs for preparing the businesses for independent operations of approximately $0.6 billion and restructuring and implementation costs of approximately $1.1 billion for optimizing operations. Approximately three-quarters of the total costs are expected to result in cash expenditures. The program is expected to be completed by year-end 2014.

This Item 2.05 contains a number of forward-looking statements. Words, and variations of words, such as “expect,” “intend,” “goal,” “plan,” “believe,” “continue,” “may,” “will,” and similar expressions are intended to identify our forward-looking statements, including but not limited to, those related to our expected costs; our proposed spin-off; launching the North American grocery and global snacks companies; our capital expenditures and that our spin-off will be tax free. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, our failure to successfully separate the North American grocery and global snacks businesses, management’s distraction with spin-off activities and away from business operations, continued volatility of input costs, pricing actions, increased competition, risks from operating internationally including weak economic conditions outside of the U.S., continued consumer weakness and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Kraft Foods disclaims and does not undertake any obligation to update or revise any forward-looking statement in this Item 2.05, except as required by applicable law or regulation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

Date: March 20, 2012		/s/ David A. Brearton
	Name:	David A. Brearton
	Title:	Executive Vice President and Chief Financial Officer